Exhibit 99.1

Semler Scientific Reports Third Quarter and Year-to-Date 2023 Financial Results

2023 Q3 highlights:

●Revenue of $16.3 million, an increase of 16% compared to the corresponding period of 2022
●Net income of $5.5 million, an increase of 50% compared to the corresponding period of 2022
●Quarter-ending cash, cash equivalents and short-term investments of $56.0 million

Santa Clara, CA – November 9, 2023 – Semler Scientific, Inc. (Nasdaq: SMLR), a company that develops, manufactures and markets innovative medical products and services that assist in evaluating and treating chronic diseases, today reported financial results for the three and nine months ended September 30, 2023.

“We are pleased to report consistent growth in year-over-year quarterly revenue and pre-tax net income, predominately from sales of QuantaFlo® for peripheral arterial disease testing,” said Doug Murphy-Chutorian, MD, chief executive officer of Semler Scientific. “We are encouraged by our results year-to-date and remained focused on expanding our business in support of the diagnosis of heart dysfunction.”

FINANCIAL RESULTS

For the quarter ended September 30, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenue of $16.3 million, an increase of $2.3 million, or 16%, compared to $14.0 million.
o	Fixed fee software license revenues of $9.5 million, an increase of $0.9 million, or 11%, compared to $8.6 million.
o	Variable fee software license revenues of $6.3 million, an increase of $1.4 million, or 28%, compared to $4.9 million.
o	Sales of other products of $0.5 million, same as the prior year period.
●	Cost of revenues of $1.1 million, same as the prior year period. As a percentage of revenues, cost of revenues decreased to 7%, compared to 8% in the prior year period.
●	Total operating expenses of $10.0 million, which includes cost of revenues, an increase of $0.4 million, or 5%, compared to $9.6 million. As a percentage of revenues, operating expenses decreased to 61% compared to 68%.
●	Pre-tax net income of $7.0 million, an increase of $2.4 million, or 52%, compared to $4.6 million.
●	Income tax expense of $1.5 million, or an effective tax rate of 21%, compared to $0.9 million, or an effective tax rate of 20%.
●	Net income of $5.5 million, or $0.82 per basic share and $0.71 per diluted share, an increase of $1.8 million, or 50%, compared to $3.7 million, or $0.55 per basic share and $0.46 per diluted share.

Semler Scientific’s three largest customers (including their affiliates) comprised 36%, 28% and 11% of third quarter revenues in 2023.

For the nine months ended September 30, 2023, compared to the corresponding period of 2022, Semler Scientific reported:

●	Revenues of $53.1 million, an increase of $10.2 million, or 24%, compared to $42.9 million.
o	Fixed fee software license revenues of $28.5 million, an increase of $3.4 million, or 14%, compared to $25.1 million.
o	Variable fee software license revenues of $23.2 million, an increase of $6.5 million, or 39% compared to $16.7 million.
o	Sales of other products of $1.4 million, an increase of $0.3 million, or 35%, compared to $1.1 million.
●	Cost of revenues of $3.6 million, an increase of $0.5 million, or 17%, compared to $3.1 million. As a percentage of revenues, cost of revenues was flat at 7%.
●	Total operating expenses of $33.4 million, which includes cost of revenues, an increase of $4.1 million, or 14%, compared to $29.3 million. As a percentage of revenues, operating expenses decreased to 63%, compared to 68%.
●	Pre-tax net income of $21.3 million, an increase of $7.6 million, or 55%, compared to $13.7 million.
●	Income tax expense of $4.9 million, or an effective tax rate of 23% compared to $2.6 million, or an effective tax rate of 19%.
●	Net income of $16.4 million, or $2.44 per basic share and $2.09 per diluted share, an increase of $5.3 million, or 47%, compared to $11.1 million, or $1.65 per basic share and $1.38 per diluted share.

Semler Scientific’s two largest customers (including their affiliates) comprised 36% and 34% of year to date revenues in 2023.

THIRD QUARTER 2023 MAJOR ACCOMPLISHMENTS

1.	Continued year-over-year quarterly revenue growth.
2.	Continued year-over-year pre-tax net income growth.
3.	Record balance of cash, cash equivalents and short-term investments balance.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the third quarter and nine months ended September 30, 2023, as well as provide a business update on Semler Scientific’s strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10182979/fa8e2b792d. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Condensed Statements of Income

Unaudited

(In thousands of U.S. Dollars, except share and per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2023	2022	2023	2022

Revenues	$16,316	$14,047	$53,127	$42,891
Operating expenses:
Cost of revenues	1,111	1,138	3,599	3,070
Engineering and product development	1,174	1,244	4,566	3,444
Sales and marketing	3,423	4,153	13,601	13,031
General and administrative	3,710	3,045	11,028	9,760
Strategic streamlining	599	—	599	—
Total operating expenses	10,017	9,580	33,393	29,305
Income from operations	6,299	4,467	19,734	13,586
Interest income	692	137	1,772	151
Change in fair value of notes held for investment	—	—	(217)	—
Other expense	(3)	(3)	(3)	(2)
Other income, net	689	134	1,552	149
Pre-tax net income	6,988	4,601	21,286	13,735
Income tax provision	1,474	926	4,924	2,626
Net income	$5,514	$3,675	$16,362	$11,109
Net income per share, basic	$0.82	$0.55	$2.44	$1.65
Weighted average number of shares used in computing basic net income per share	6,717,301	6,678,175	6,708,675	6,738,717
Net income per share, diluted	$0.71	$0.46	$2.09	$1.38
Weighted average number of shares used in computing diluted net income per share	7,818,236	7,939,926	7,847,390	8,027,271

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars, except share and per share data)

	September 30,	December 31,
	2023	2022
	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$37,497	$23,014
Short-term investments	18,530	20,073
Trade accounts receivable, net of reserves of $254 and $109, respectively	5,966	3,884
Inventory, net	439	469
Prepaid expenses and other current assets	1,946	1,468
Total current assets	64,378	48,908
Assets for lease, net	2,498	2,478
Property and equipment, net	765	667
Long-term investments	821	821
Notes held for investment (includes measured at fair value of $4,462 and $3,679, respectively)	5,462	4,679
Other non-current assets	2,744	2,842
Deferred tax assets	2,775	2,298
Total assets	$79,443	$62,693

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$300	$835
Accrued expenses	6,998	4,748
Deferred revenue	1,120	1,160
Other short-term liabilities	159	114
Total current liabilities	8,577	6,857

Long-term liabilities:
Other long-term liabilities	93	160
Total long-term liabilities	93	160
Commitments and contingencies (Note 14)
Stockholders’ equity:
Common stock, $0.001 par value; 50,000,000 shares authorized; 6,941,554, and 6,906,544 shares issued, and 6,727,132 and 6,692,122 shares outstanding (treasury shares of 214,422 and 214,422), respectively	7	7
Additional paid-in capital	15,184	16,449
Retained earnings	55,582	39,220

Total stockholders’ equity	70,773	55,676

Total liabilities and stockholders’ equity	$79,443	$62,693

Semler Scientific, Inc.

Condensed Statements of Cash Flows

Unaudited

(In thousands of U.S. Dollars)

	Nine months ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16,362	$11,109

Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Depreciation	439	462
Deferred tax expense	(478)	(405)
Loss on disposal of assets for lease	355	303
Loss on disposal of inventory	171	—
Allowance for credit losses	203	53
Change in fair value of notes held for investment	217	—
Gain on short-term investments	(307)	—
Stock-based compensation	907	708
Changes in Operating Assets and Liabilities:
Trade accounts receivable	(2,284)	(107)
Inventory	30	39
Prepaid expenses and other current assets	(478)	2,083
Other non-current assets	98	(1,934)
Accounts payable	(535)	40
Accrued expenses	2,250	3,217
Other current and non-current liabilities	(22)	(52)
Deferred revenue	(40)	237
Net Cash Provided by Operating Activities	16,888	15,753

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(310)	(388)
Purchase of notes held for investment	(1,000)	(1,179)
Proceeds from maturities of short-term investments	59,719	—
Purchase of short-term investments	(57,869)	—
Purchase of assets for lease	(773)	(961)
Net Cash Used in Investing Activities	(233)	(2,528)

CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net settlement of equity awards	(247)	(114)
Common stock warrants acquired	(1,949)	—
Treasury stock acquired	—	(4,991)
Proceeds from exercise of stock options	24	93
Net Cash Used in Financing Activities	(2,172)	(5,012)
INCREASE IN CASH	14,483	8,213
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,014	37,323
CASH AND CASH EQUIVALENTS, END OF PERIOD	$37,497	$45,536

About Semler Scientific, Inc.:

Semler Scientific, Inc. develops, manufactures and markets innovative products and services that assist in evaluating and treating chronic diseases. Its flagship product, QuantaFlo®, which is patented and cleared by the U.S. Food and Drug Administration (FDA), is a rapid point-of-care test that measures arterial blood flow in the extremities. The QuantaFlo® test aids in the diagnosis of cardiovascular diseases, such as peripheral arterial disease (PAD) and heart dysfunction (HD). QuantaFlo® is used by healthcare providers to evaluate their patient’s risk of mortality and major adverse cardiovascular events (MACE). In addition, Semler Scientific has an agreement with Mellitus Health, Inc. (Mellitus) to exclusively market and distribute Insulin Insights™, an FDA cleared software product that recommends optimal insulin dosing for diabetic patients in the United States, including Puerto Rico. Semler Scientific has a minority investment in Mellitus, as well as Monarch Medical Technologies LLC, a privately held company whose product EndoTool® offers a technological solution for inpatient glycemic management. Additional information about Semler Scientific can be found at www.semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “believe,” “goal,” “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include express or implied statements regarding development of its business in HD and diabetes; QuantaFlo®’s ability to aid in the diagnosis of cardiovascular diseases; among others. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, including the risk of changes in the reimbursement landscape for its customers including related to the recent CMS rate announcement; whether or not it will be able to successfully expand its product offering, including into HD and diabetes; whether or not QuantaFlo® can successfully aid in the diagnosis of PAD and HD; along with those risk factors detailed in Semler Scientific’s filings with the Securities and Exchange Commission. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Renae Cormier

Chief Financial Officer

ir@semlerscientific.com

SOURCE: Semler Scientific, Inc.